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                                                                    EXHIBIT 23.1



                        INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
Venus Exploration, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-73457) on Form S-3 of Venus Exploration, Inc. of our report dated April 7, 1999, except as to Note 3 which is as of December 20, 1999, relating to the consolidated balance sheets of Venus Exploration, Inc. and subsidiaries as of December 31, 1998, and 1997, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K as amended of Venus Exploration, Inc.

Our report dated April 7, 1999, except as to Note 3 which is as of December 20, 1999, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has an accumulated deficit, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. Our report also contains an explanatory paragraph that states that the consolidated financial statements have been restated to reduce the amount of impairment expense for the year ended December 31, 1998, to give effect to escalating price assumptions in the impairment calculation.

/s/ KPMG LLP

San Antonio, Texas
February 1, 2000